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                           COUNTRYWIDE CREDIT INDUSTRIES, INC. AND SUBSIDIARIES
                   EXHIBIT 12.1 - COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                                      (Dollar amounts in thousands)



The following table sets forth the ratio of earnings to fixed charges of the Company for the three months ended May 31, 1997 and 1996 and for the five fiscal years ended February 28(29), 1997 computed by dividing net fixed charges (interest expense on all debt plus the interest element (one-third) of operating leases) into earnings (income before income taxes and fixed charges).

                                 Three Months Ended
                                       May 31,                     For Fiscal Years Ended February 28(29),
                               ------------------------- ------------------------------------------------------------------
                                  1997         1996          1997         1996         1995         1994         1993
                               ------------ ------------ ------------- ------------------------- ------------ ------------
Net earnings                     $69,969      $60,624     $257,358      $195,720      $88,407      $179,460    $140,073
Income tax expense                44,734       38,760      164,540       130,480      58,938        119,640      93,382
Interest charges                  81,834       77,066      316,705       281,573      205,464       219,898     128,612
Interest portion of rental
  expense                          2,161        1,816        7,420         6,803        7,379         6,372       4,350
                               ------------ ------------ ------------- ------------------------- ------------ ------------

Earnings available to cover
  fixed charges                 $198,698     $178,266     $746,023      $614,576     $360,188      $525,370    $366,417
                               ============ ============ ============= ========================= ============ ============

Fixed charges
  Interest charges               $81,834      $77,066     $316,705      $281,573     $205,464      $219,898    $128,612
  Interest portion of rental
    expense                        2,161        1,816        7,420         6,803        7,379         6,372       4,350
                               ------------ ------------ ------------- ------------------------- ------------ ------------

      Total fixed charges        $83,995      $78,882     $324,125      $288,376    $212,843       $226,270    $132,962
                               ============ ============ ============= ========================= ============ ============

Ratio of earnings to fixed
  charges                           2.37         2.26         2.30          2.13        1.69          2.32         2.76
                               ============ ============ ============= ========================= ============ ============


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